Registration No. 33-50221
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            --------------------------

                         POST EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            --------------------------

                            THE UNITED ILLUMINATING COMPANY
                (Exact name of registrant as specified in its charter)

         CONNECTICUT                                          06-0571640
(State of other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

                                157 CHURCH STREET
                               NEW HAVEN, CT 06506
                (Address of Principal Executive Offices ) (Zip Code)

                         AUTOMATIC DIVIDEND REINVESTMENT
                         AND COMMON STOCK PURCHASE PLAN

                             (Full title of the plan)

                            --------------------------

                                 SUSAN E. ALLEN
                               CORPORATE SECRETARY
                                157 CHURCH STREET
                               NEW HAVEN, CT 06506
                                 (203) 499-2000
                        (Name, address and telephone number,
                      including area code, of agent for service)

                                   Copies to:
                          WILLIAM C. BASKIN, JR., ESQ.
                                WIGGIN & DANA LLP
                                ONE CENTURY TOWER
                            NEW HAVEN, CT 06508-1832

--------------------------------------------------------------------------------

                            POST-EFFECTIVE AMENDMENT

         This Post-Effective Amendment is being filed to terminate the registrant's Registration Statement on Form S-3, Registration No. 33-50221, originally filed with the Securities and Exchange Commission on July 1, 1993, and to deregister securities thereunder. Issuances under this registration statement have ceased. Accordingly the Registrant hereby deregisters all of the remaining shares of common stock of the Registrant that remain unsold under this registration statement. As there are no securities being registered herein, the sole purpose being to deregister, the disclosure requirements under the Securities Act of 1933 and the requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on July 22, 2002.
                                  THE UNITED ILLUMINATING COMPANY
                              BY: UIL HOLDINGS CORPORATION



                                  By:      /s/ Nathaniel D. Woodson
                                     -----------------------------------------
                                               Nathaniel D. Woodson
                                       Chairman of the Board of Directors,
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                         TITLE                      DATE
         ---------                         -----                      ----

                              Director, Chairman of the Board
/s/ Nathaniel D. Woodson      of Directors, President and Chief
----------------------------  Executive Officer                   July 22, 2002
Nathaniel D. Woodson


/s/ Louis J. Paglia           Executive Vice President and
----------------------------  Chief Financial Officer             July 22, 2002
Louis J. Paglia


/s/ Thelma R. Albright        Director                            July 22, 2002
----------------------------
Thelma R. Albright


/s/ John F. Croweak           Director                            July 22, 2002
----------------------------
John F. Croweak


/s/ Marc C. Breslawsky        Director                            July 22, 2002
----------------------------
Marc C. Breslawsky


/s/ Betsy Henley-Cohn         Director                            July 22, 2002
-----------------------------
Betsy Henley-Cohn


                              Director                            July 22, 2002
-----------------------------
David E. A. Carson


/s/ Arnold L. Chase           Director                            July 22, 2002
-----------------------------
Arnold L. Chase

/s/ John L. Lahey             Director                            July 22, 2002
-----------------------------
John L. Lahey


/s/ F. Patrick McFadden, Jr.  Director                            July 22, 2002
-----------------------------
F. Patrick McFadden, Jr.


/s/ Daniel J. Miglio          Director                            July 22, 2002
----------------------------
Daniel J. Miglio


/s/ Willim F. Murdy           Director                            July 22, 2002
----------------------------
William F. Murdy


/s/ James A. Thomas           Director                            July 22, 2002
----------------------------
James A. Thomas